Exhibit 16

November 8, 2007

Securities and Exchange Commission

100 F. Street N.E.

Washington, DC 20549

RE: Leggett & Platt, Incorporated Stock Bonus Plan

We have read the statements made by the Leggett & Platt, Incorporated Stock Bonus Plan (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Leggett & Platt, Incorporated Stock Bonus Plan dated November 7, 2007. We agree with the statements concerning our Firm in such Form 8-K.

Very Truly Yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP